Exhibit 99.2

SCHEDULE B

Madrigal Pharmaceuticals, Inc.

Lock-Up Agreement

September 28, 2023

Goldman Sachs & Co.LLC

200 West Street

New York, NY 10282-2198

Re: Madrigal Pharmaceuticals, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representative of the Underwriters (as defined below) (the “Representative”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), providing for a public offering of shares of Common Stock and Pre-Funded Warrants (the “Common Stock Offering”) of the Company (the “Shares”) pursuant to a prospectus (the “Prospectus”) to be filed with the Securities and Exchange Commission (the “SEC”). In the event only one underwriter is listed in Schedule 1 to the Underwriting Agreement, any references herein to the “Underwriters” shall be deemed to refer to the sole underwriter in the singular form listed in such Schedule 1.

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 60 days after the date of the final Prospectus covering the public offering of the Shares (the “Restricted Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, distribution, transfer or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”).

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than a natural person, entity or “group” (as defined above) that has executed a Lock-Up Agreement in substantially the same form as this Lock-Up Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts or by will, other testamentary document or intestate succession, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) pursuant to any order or settlement agreement approved by any court of competent jurisdiction, (iv) to any corporation, partnership, limited liability company or similar entity of which 100% of the beneficial ownership interests are owned by the undersigned or the immediate family of the undersigned, (v) to the undersigned's affiliates, shareholders, members, partners, subsidiaries or to any investment fund or other entity controlled or managed by the undersigned, (vi) by operation of law, including pursuant to a domestic order or negotiated divorce settlement, provided that (A) in the case of any transfer pursuant to clauses (i), (iii), (iv), (v), and (vi), each transferee agrees in writing to be bound by the restrictions set forth herein, (B) in the case of any transfer pursuant to clauses (iii), (iv), (v), and (vi), no public announcement or filing by any party (the undersigned, transferor or transferee) under the Exchange Act, shall be required or voluntarily made in connection with such transfer, (C) in the case of any transfer pursuant to clauses (i), (iii), (iv), (v), and (vi), any such transfer shall not involve a disposition for value and (D) in the case of any transfer pursuant to clause (i), no filing under the Exchange Act or other public filing, report or announcement shall be voluntarily made, and if any such filing, report or announcement shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the circumstances of such transfer or distribution and that the transferee has agreed to be bound by the restrictions set forth herein, or (vii) with the prior written consent of Goldman Sachs & Co. LLC on behalf of the Underwriters.

In addition, the foregoing restriction shall not apply to (i) the establishment of a new trading plan pursuant to Rule 10b5-1 under the Exchange Act providing for dispositions or sales of the Undersigned’s Shares; provided that such plan does not permit dispositions or sales of the Undersigned’s Shares during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made during the Restricted Period, (ii) the exercise of options or other stock-based awards to purchase Common Stock of the Company or the vesting of restricted stock or other stock-based awards outstanding as of the date hereof or granted under equity incentive plans in effect as of the date hereof or described in the Prospectus and expiring during the Restricted Period; provided that the underlying Common Stock of the Company continues to be subject to the terms of this agreement, and provided further that any filing under Section 16(a) of the Exchange Act made in connection with such transfer shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (ii), (iii) transfers of the Undersigned’s Shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of the Common Stock of the Company involving a Change of Control (as defined below) of the Company; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed during the Restricted Period, the Undersigned’s Shares shall remain subject to the foregoing restrictions during such period, (iv) the repurchase or forfeiture of the Undersigned’s Shares in connection with termination of the undersigned’s employment with the Company, (v) sales or transfers of the Undersigned’s Shares covered by trading plans adopted pursuant to Rule 10b5- 1 under the Exchange Act, or (vi) the settlement of options, restricted stock or other stock-based awards expiring during the Restricted Period on a “net” or “cashless” basis or any other withholding of shares of Common Stock by the Company upon vesting and/or settlement of options, restricted stock or other stock-based awards expiring during the Restricted Period to satisfy tax obligations; provided that (x) the underlying shares of Common Stock received by the undersigned shall continue to be subject to the restrictions set forth herein, (y) any such settled or withheld shares are surrendered to the Company in the net or cashless exercise and (z) that any filing under Section 16(a) of the Exchange Act made in connection with such transfer or disposition shall clearly indicate in the footnotes thereto the nature of the transfer or disposition.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Lock-up Agreement, “Change of Control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Common Stock Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold greater than 50% of the outstanding voting securities of the Company (or the surviving entity) and, for the avoidance of doubt, the Common Stock Offering is not a Change of Control. The undersigned now has, and, except as contemplated by the foregoing paragraph, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

If the Company notifies you in writing that it does not intend to proceed with the offering, or for any reason the Underwriting Agreement shall be terminated prior to October 31, 2023, this agreement shall be of no further force or effect.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock- Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

in his individual capacity and not on behalf of his employer, Baker Bros. Advisors LP, or the fund partnerships which it advises, which are explicitly not subject to this Lock-Up Agreement.

Name:
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